EXHIBIT 99.31

Amended and restated Agreement of Limited Partnership of Brandon Limited Partnership No. 2 dated as of September 15, 1996.

This amended and restated Agreement of Limited Partnership is made and entered into as of this 15th day of September 1996 by and among Rodney Cyril Sacks (“Sacks”) and Hilton Hiller Schlosberg (“Schlosberg”) as the general partners; Sacks and Schlosberg are sometimes hereinafter referred to collectively as the (“General Partners”) and those persons set forth in Exhibit A hereto as limited partners (the “Limited Partners”).

This Agreement amends and restates the Amended and Restated Agreement of Limited Partnership of Brandon Limited Partnership No. 2 dated as of November 8, 1990 as amended by the first amendment to the Agreement of Limited Partnership of Brandon Limited Partnership No. 2 made as of 31 December 1993 as further amended by the second Amendment to the Agreement of Limited Partnership of Brandon Limited Partnership No. 2 made as of 31 December 1995 between the General Partners and the additional corporations and persons who were at the dates thereof General and/or Limited Partners but have withdrawn and ceased to be General and/or Limited Partners, as the case may be, as of September 15, 1996.

In consideration of the mutual agreements made herein, the Partners hereby agree as follows:

ARTICLE I
DEFINITIONS

The following terms used in this Agreement shall have the respective meanings specified in this Article 1.

“Auditors” means any recognized firm of independent certified public auditors as shall be engaged by the Partnership.

“Affiliate” means, when used with reference to any specified Person, (i) any Person directly or indirectly controlling, controlled by or under common control with such Person, (ii) any Person owning or controlling 10% or more of the outstanding voting interests of such Person, and (iii) any relative or spouse of such Person.

“Agreement” means this Amendment and Restated Agreement of Limited Partnership, as originally executed and as amended from time to time, as the context requires.

“Available Cash Flow” means, with respect to any Fiscal Year or other period, the sum of all cash receipts of the Partnership from any and all sources, less all cash disbursements and a reasonable allowance for reserves, contingencies and anticipated obligations as determined by the General Partners.

“Bankruptcy” means, with respect to a Person, the occurrence of any of the following events: (a) the filing by that Person of a petition commencing a voluntary case in bankruptcy under applicable bankruptcy laws; (b) entry against that Person of an order for relief under applicable bankruptcy laws; (c) written admission by that Person of its inability to pay its debts as they mature, or an assignment by that Person for the benefit of creditors; or (d) appointment of a receiver for the property or affairs of that Person.

“Capital Account” means, with respect to each Partner, an account determined in accordance with the provisions of Section 3.4 of this Agreement.

“Capital Contribution” means, with respect to each Partner, the total amount of money and fair market value of any property contributed to the Partnership by such Partner.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time.

“Interest” shall mean the interest described in Section 3.

“Fiscal Year” means the fiscal year of the Partnership as determined by the General Partners. As used in this Agreement, a Fiscal Year shall include any partial Fiscal Year at the beginning and end of the Partnership term.

“Net Profits” and “Net Loss” means for each Fiscal Year or other period, an amount equal to the Partnership’s taxable income or loss, respectively, for such Fiscal Year or period, determined in accordance with Section 703(a) of the Code plus any income that is exempt from tax and less any expenditures of the Partnership not deductible in computing its taxable income and not properly chargeable to capital account.

“Partners” means the General Partners and the Limited Partners, collectively. Reference to a “Partner” means any one of the Partners.

“Partnership” means the limited partnership formed under this Agreement.

“Person” means an individual, trust, estate, tax-exempt entity, partnership, joint venture, association, company, corporation, government or agency thereof, or other entity.

“Prime Rate” means the base rate of interest announced from time to time by Citibank N.A., New York, N.Y.

ARTICLE II
THE PARTNERSHIP AND ITS BUSINESS

2.1                                 Formation. This Partnership was formed on April 23, 1990 as a limited partnership pursuant to Section 50(1) of the Partnership Law, 1983 of the Cayman Islands. This Partnership was amended under the Amended and Restated Agreement of Limited Partnership of this Partnership dated as of November 8, 1990 and was further amended by the Amendment to the Agreement of Limited Partnership of the Partnership made as of 31 December 1993 and was further amended by the Amendment to the Agreement of Limited Partnership of the Partnership

made as of 31 December 1995. Certain of the General and/or Limited Partners who were Partners of the Partnership prior to September 15, 1996 have withdrawn from the Partnership and the remaining General and Limited Partners of the Partnership comprise the Persons listed on Exhibit A hereto.

2.2                                 Declaration. Following the execution of this Agreement, the General Partners, acting directly or through an attorney-in-fact, shall sign a Supplemental Declaration amending all prior Declarations filed with the Registrar of Limited Partnerships in the Cayman Islands. The General Partners shall cause the Supplemental Declaration to be filed with the Registrar and shall execute such further documents and take such further action as shall be appropriate to comply with the Partnership Law of the Cayman Islands. The Partners hereby form a limited partnership under and pursuant to the laws of the Cayman Islands and upon the terms and conditions set forth in this Agreement. By their signatures hereto, all of the terms and conditions contained in the Amended and Restated Agreement of Limited Partnership of the Partnership dated as of November 8, 1990 as well as all of the terms and conditions of the first and second amendments to the Agreement of Limited Partnership of such Partnership made as of 31 December 1993 and 31 December 1995, respectively, be and are hereby deleted in their entirety.

2.3                                 Name. The name of the Partnership shall be Brandon Limited Partnership No. 2, and all business of the Partnership shall be conducted in such name.

2.4                                 Place of Business. The principal place of business of the Partnership shall be at Le Marchant House, Le Marchant Street, Guernsey, Channel Islands and the principal place of business of the Partnership in the Cayman Islands shall be at the Huntlaw Building, P.O. Box 1350, Grand Cayman, Cayman Islands.

2.5                                 Purposes. The purposes of the Partnership shall be (i) to invest in, acquire, own, hold, sell, dispose of or otherwise deal with stock or securities of Hansen Natural Corporation, and (ii) to enter into any lawful transaction and engage in any lawful activities in furtherance of or incidental to the foregoing purposes. The Partnership shall not engage in any other activity except as set forth above.

2.6                                 Duration. The Partnership shall terminate and dissolve on January 1, 2010 unless sooner terminated upon the vote of the majority in interest of the Limited Partners upon not less than 60-days written notice to the Partnership; provided, however, that at any time after January 1, 1997 any Limited Partner shall have the right to withdraw from the Partnership upon not less than 60-days written notice to the Partnership and to receive a distribution of Partnership assets equivalent to the distribution such Limited Partner would be entitled to receive on the liquidation of the Partnership pursuant to Article 10 in full satisfaction of such Limited Partner’s interest in the Partnership and right, if any, to claim all or any portion of his capital contribution.

ARTICLE III
CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS

3.1                                 General Partners’ Capital. The General Partners or their designees shall contribute $0.01 for which they shall receive 001 share of an Interest in the Partnership. They shall not be required to make any further contributions to capital.

3.2                                 Limited Partners’ Capital. Each of the Limited Partners or their designees shall contribute $1.00 to the capital of the Partnership and shall receive the number of Interests designated opposite their respective names in Exhibit A hereto.

3.3                                 Limitations on Limited Partner’s Liability and Return of Capital. Subject to compliance with the other terms of this Agreement, the personal liability of each Limited Partner (in his capacity as a Limited Partner) arising out of or in any manner relating to the Partnership and its activities and obligations shall be limited to and shall not exceed the Limited Partner’s Capital Contributions. A Limited Partner shall not (i) be obligated to lend or advance funds to the Partnership for any purpose except as expressly provided in this Agreement, (ii) be liable for the obligations of any other Partner, (iii) be entitled to the return of his Initial Capital Contribution at any fixed time or upon demand, or at any time, whether on the winding up of the Partnership or otherwise or (iv) receive any interest on capital.

3.4                                 Capital Accounts. The Partnership shall maintain for each Partner a separate Capital Account. Such Capital Account shall be increased by (i) such Partner’s cash contributions, (ii) the agreed fair market value of property contributed by such Partner (net of liabilities secured by such contributed property that the Partnership is considered to assume or take subject to), and (iii) all items of Partnership income and gain (including income and gain exempt from tax) allocated to such Partner pursuant to Article IV or other provisions of this Agreement and decreased by (i) the amount of cash distributed to such Partner, (ii) the agreed fair market value of all actual and deemed distributions of property made to such Partner pursuant to this Agreement (net of liabilities secured by such distributed property that the Partner is considered to assume or take subject to), and (iii) all items of Partnership deduction and loss allocated to such Partner pursuant to Article IV or other provisions of this Agreement.

3.5                                 In the event any Partner transfers any Interest in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Interest.

3.6                                 Each of the Interests shall rank pari passu in all respects with each other with regard to all matters including, but not limited to, share of profits, distributions or assets of the Partnership, whether on a winding up, dissolution, reduction of capital or otherwise of the Partnership.

3.7                                 It is recorded that the Partnership is at the present time the owner of 2,831,667 shares of common stock in Hansen Natural Corporation, each of which is represented by an Interest in the Partnership and each of which Interests are in turn owned by the Limited Partners as set out in Exhibit A.

3.8                                 Partner Loans. In the event that additional funds (in excess of the Partners’ agreed Capital Contributions) are required by the Partnership for any purpose relating to the business of the Partnership or for any of its obligations, expenses, costs, or expenditures, including operating deficits, the Partnership may borrow such funds as are needed from any Partner or other Person for such period of time and on such reasonable business terms as the General Partners and the lender may agree and at the rate of interest then prevailing for comparable loans, or if such loans are from a Partner or Affiliate, at an interest rate equal to the rate at which the lending Partner or

Affiliate has borrowed such funds, provided that such rate charged by a Partner or Affiliate may not exceed the Prime Rate plus two percent (2%) per annum. Any security interest in the property of the Partnership which is given to any Partner or Affiliate shall be subordinate to any security interest in Partnership property given by the Partnership to any lender who is not a Partner or Affiliate of a Partner. Loans made under this Section may be repaid out of Available Cash Flow or Capital Proceeds, but any amount of any such loan that is outstanding at the time of the occurrence of any of the events described in Article X shall be repaid as provided in Article X.

ARTICLE IV
ALLOCATION OF PROFITS AND LOSSES

4.1                                 Allocation of Net Profits and Net Loss of the Partnership. Net Profits and Net Loss of the Partnership in each Fiscal Year shall be allocated pro rata amongst all of the holders of the Interests in the Partnership.

4.2                                 Special Allocation. Any item of income, gain, loss, and deduction with respect to any property other than cash that has been contributed by a Partner to the capital of the Partnership and which is required or permitted to be allocated to such Partner for income tax purposes so as to take into account the variation between the tax basis of such property and its fair market value at the time of its contribution shall be allocated to such Partner solely for income tax purposes in the manner so required or permitted.

ARTICLE V
DISTRIBUTIONS

5.1                                 Distributions Generally. Available Cash Flow shall be distributed to all of the Partners pro rata to their Interests.

5.2                                 Withholding Requirements. Notwithstanding any other provisions of this Agreement, the General Partners may take any action that they determine to be necessary or appropriate to cause the Partnership to comply with any withholding requirements of any country or other jurisdiction with respect to distributions of the Partnership, the transfer of Interests, or otherwise. In its sole discretion, the General Partners may cause the Partnership to elect to withhold a portion of any distribution made to Partners as is required by any applicable law to relieve the Partnership of any otherwise applicable withholding obligation. Amounts withheld by the Partnership pursuant to national or local law or regulation or pursuant to this Section 5.2 shall be treated as distributed to the Partner with respect to whom such amounts were withheld.

ARTICLE VI
CONTROL AND MANAGEMENT

6.1                                 Management of the Partnership. The overall management and control of the business and affairs of the Partnership shall be vested solely in the General Partners, who shall be responsible for the management of the Partnership’s business. The General Partners shall take such actions as may be necessary or appropriate in accordance with the provisions of this Agreement and applicable laws, and regulations. All decisions by the General Partners shall be determined by majority vote.

6.2                                 Authority and Responsibility of the General Partners. Except as provided in Section 6.2 of this Agreement, or as otherwise expressly provided in this Agreement, all decisions respecting any matter set forth in this Agreement or otherwise affecting or arising out of the conduct of the business of the Partnership shall be made by the General Partners, and the General Partners shall have the exclusive right and full authority to manage, conduct and operate the Partnership’s business. Specifically, but not by way of limitation, the General Partners shall be authorized and responsible, subject to the limitations elsewhere set forth in this Agreement, in the name and on behalf of the Partnership:

(i)                         to employ such agents, employees, managers, accountants, attorneys, consultants and other Persons, (including, without limitation, itself and its Affiliates to the extent permitted under this Agreement) necessary or appropriate to carry out the business and affairs of the Partnership, and to pay such fees, expenses, salaries, wages and other compensation to such Persons as they shall, in their sole discretion, determine;

(ii)                      to pay, extend, renew, modify, adjust, submit to arbitration, prosecute, defend or compromise, upon such terms as it may determine and upon such evidence as it may deem sufficient, any obligation, suit, liability, cause of action or claim, including taxes, either in favor of or against the Partnership;

(iii)                   to pay any and all fees and to make any and all expenditures which they, in their sole discretion, deem necessary or appropriate in connection with the organization of the Partnership, the management of the affairs of the Partnership, and the carrying out of its obligations and responsibilities under this Agreement;

(iv)                  to cause to be paid any and all taxes, charges and assessments that may be levied, assessed or imposed upon any of the assets of the Partnership;

(v)                     to sign checks and make proper disbursements of Partnership funds and to issue receipts for and on behalf of the Partnership;

(vi)                  to make all elections required or permitted to be made by Partnership under the code, if applicable;

(vii)               subject to the limitations set forth in this Agreement, to do any and all acts and things which shall be in the furtherance of the Partnership’s business as set forth in this Agreement.

6.3                                 Limitations on Authority of General Partners. Subject always to the express provisions of 6.2 above and in particular 6.2(vii) above, the General Partners shall not have the authority,

(a)                                  without the approval of all the Limited Partners:

(i)                         to convert property of the Partnership to its own use, or assign any rights in specific property of the Partnership for other than a purpose of the Partnership;

(ii)                      to perform any act that would subject the Limited Partners to liability as a general partner in any jurisdiction;

(b)                                 without the vote or written consent of a Majority-in-Interest of the Limited Partners;

(i)                         to make any alteration to, grant any option or other rights in relation to or otherwise reorganize the Partnership rights or reserves in any way;

(ii)                      to acquire any subsidiaries or acquire any securities or other interests in any corporation or enter into any partnership or joint venture;

(iii)                   to give any guarantees or indemnities; or

(iv)                  other than as described in Section 3.8, to borrow any monies or create or permit to arise any debenture, charge, pledge, lien or other encumbrance over its undertaking of the whole or any part of its property or assets;

(v)                     to confess a judgment in a material amount against the Partnership;

(vi)                  to admit a person as a General Partner or a Limited Partner, except as provided in this Agreement;

(vii)               to pay for any services performed by a General Partner or their Affiliates thereof, except as otherwise permitted in this Agreement;

(viii)            to execute or deliver any general assignment for the benefit of the creditors of the Partnership; or

(ix)                    to make any loan to a General Partner or its Affiliates.

6.4                                 Participation by Limited Partners.  No Limited Partner shall participate in or interfere with the management of the Partnership or the operation of its business. The exercise by a Limited Partner of any of his rights or powers granted in this Agreement shall not be deemed taking part in control of the business of the Partnership and shall not constitute a violation of this Section 6.4. No Limited Partner shall have any power or authority to sign for or to bind the Partnership in any manner or for any purpose whatsoever. No Limited Partner shall have priority over any other Limited Partner with respect to any rights or duties contained in this Agreement, unless expressly provided for in this Agreement.

6.5                                 Other Activities of Partners.

(a)                                  The General Partners shall not be required to devote their full time and effort to the affairs of the Partnership, but shall devote such time and effort as may reasonably be required to adequately promote the Partnership’s interests.

(b)                                 The parties hereto expressly agree that any Partner may at any time engage in and possess interests in other business ventures of any and every nature and description, independently or with others, including, but not limited to, engaging in activities which parallel or compete with the business of the Partnership, and neither the Partnership nor any other Partner shall by virtue of this Agreement have any right, title or interest in or to such independent activities or to the income or profits derived therefrom.

6.6                                 Fees and Expenses; Compensation of General Partners.

(a)                                  Except as specifically provided in this Agreement, no fees shall be paid to any Partner by the Partnership. However, the General Partners shall be entitled to receive reimbursement for all reasonable out-of-pocket costs and expenses incurred on behalf of the Partnership or in connection with the formation of the Partnership and in connection with the business and affairs of the Partnership from time to time.

(b)                                 Nothing in this Agreement shall be deemed to limit or restrict the rights of the General Partners or any of their Affiliates to contract for and receive separate fees and benefits, directly or indirectly, as a result of their interests in Hansen Natural Corporation.

6.7                                 Liability for Acts and Omissions; Indemnification.

(a)                                  The General Partners shall not be liable, responsible, or accountable in damages or otherwise to any of the Partners for, and the Partnership shall indemnify and save harmless the General Partners from, any loss or damage incurred by them by reason of an act or omission performed or omitted by them in good faith on behalf of the Partnership and in a manner reasonably believed by them to be within the scope of the authority granted to them by this Agreement and in the best interests of the Partnership, except for the gross negligence, willful misconduct, or any breach of their fiduciary duty with respect to such acts or omissions.

(b)                                 Without limiting the foregoing, the Partnership shall indemnify and hold harmless each of the General Partners and their Affiliates from and against and in respect of, any and all damages (including punitive damages), losses, expenses (including, without limitation, court costs, arbitration fees and attorneys’ fees and expenses of investigation), claims (including amounts paid in settlement), demands, suits, causes of action, proceedings, judgments, fines, penalties and other liabilities or obligations of any nature, which the General Partners and/or their Affiliates or any of them may incur, suffer or become liable for arising from or occurring or relating to actions or omissions to act.

ARTICLE VII
BANKRUPTCY, WITHDRAWAL, DEATH OR
INCAPACITY OF THE GENERAL PARTNERS

7.1                                 Bankruptcy; Removal; Withdrawal; Death or Incapacity of a General Partner. Upon the Bankruptcy, removal, withdrawal, death or incapacity of any General Partner or upon the occurrence of any other event which would cause the withdrawal of a General Partner, the business of the Partnership shall be continued with the Partnership property by the remaining General Partners, if any, who by the execution of this Agreement expressly agrees to continue the business of the Partnership.

7.2                                 Continuation of Partnership. In the event of the Bankruptcy, removal, withdrawal, death or incapacity of the General Partners or upon the occurrence of any other event which would cause the withdrawal of the General Partners under applicable law, the business of the Partnership shall be continued if, within ninety (90) days after such event, a Majority-In-Interest of the Limited Partners shall agree in writing to continue the business of the Partnership and to the appointment of one or more Persons to be a substitute General Partner/s. If the business of the Partnership shall be continued after the Bankruptcy, removal, withdrawal, death or incapacity of a General Partner, the status of such General Partner or its legal representatives or successors in interest shall be changed to that of Limited Partner entitled to share in the capital, allocations and distributions of the Partnership to the same extent as was the General Partner prior to its Bankruptcy, removal, withdrawal, death or incapacity. If a Limited Partner is designated pursuant to this Section 7.2 to be a General Partner of the Partnership, the status of such Partner shall be changed to that of General Partner, except that such Partner shall continue to be entitled to allocations and distributions as contemplated by this Agreement as if such Partner continued to be a Limited Partner.

ARTICLE VIII
TRANSFERS OF PARTNERSHIP INTERESTS

8.1                                 Assignment by Limited Partners. Except as otherwise expressly provided in Section 6.2, this Section 8.1 or Section 8.3, a Limited Partner shall not sell, assign or encumber all or any part of his Interest to any other Person, whether or not the assignee as a Limited Partner is in compliance with the following conditions:

(a)                                  the assignment shall be set forth in a written instrument in form and substance acceptable to legal counsel to the Partnership which (i) states that the assignee desires to be substituted as a Limited Partner and accepts and adopts all of the terms and provisions of this Agreement, and (ii) provides for the payment by the parties to the assignment of all reasonable expenses incurred by the .Partnership in connection with the substitution, including but not limited to the cost of obtaining opinions of legal counsel, preparing the necessary amendment to this Agreement, the filing of a Supplemental Declaration of Limited Partnership and/or additional supplemental declarations, if required, and all legal fees in connection with any of the foregoing;

(b)                                 if requested by the General Partners, the Partnership shall obtain an opinion of legal counsel acceptable to the General Partners, or shall require the parties to the assignment to provide to the Partnership an opinion of legal counsel acceptable to the General Partners, to the effect that the assignment is exempt from registration and qualification under the Securities Act of 1933, as amended, and all applicable state securities laws.

8.2                                 Void Transfers; Effective Date.

(a)                                  Assignment of a Limited Partner’s Interest to a minor or person adjudged insane or incompetent is prohibited (unless by will or intestate succession), and consent of the General Partners to any such assignment shall be void and of no effect.

(b)                                 Any purported assignment of a Limited Partner’s Interest otherwise than by way of substitution in accordance with this Article VIII shall be of no effect as between the Partnership and the purported assignee and shall be unenforceable as against the Partnership and the General Partners. The General Partners shall not be charged with actual or constructive notice of any such purported assignment and are expressly prohibited from making allocations and distributions under this Agreement in accordance with any such purported assignment.

(c)                                  Any substitution of Limited Partners shall (unless otherwise agreed by the General Partners or required by law) become effective for all purposes as of the first day of the month in which all the conditions of the substitution have been satisfied. Any Person substituted as a Limited Partner pursuant to Section 8.1 shall (except as otherwise expressly provided in this Agreement) be a Limited Partner for all purposes of this Agreement to the extent of the Interest acquired by that Person.

8.3                                 Bankruptcy, Dissolution, Death or Incompetency of a Limited Partner. Upon the Bankruptcy, dissolution, termination, death or adjudication of insanity or incompetency of a Limited Partner (such Limited Partner in such event being referred to as an “Affected Limited Partner”), (a) no dissolution of the Partnership shall be effected thereby and the remaining Partners shall continue the Partnership and its business until the termination thereof as provided in this Agreement, and (b) the executors, administrators or other legal representatives of the Affected Limited Partner shall be entitled to receive allocations, distributions and reports hereunder and to assign the Interest of the Affected Limited Partner as provided in Section 8.1 hereof, but neither such legal representatives nor any assignee of any portion of the Affected Limited Partner’s Interest shall for any purpose hereof become or be deemed to become a Limited Partner or be admitted to the Partnership as a substitute Limited Partner in the place and stead of the Affected Limited Partner except in accordance with the provisions of Section 8.1.

ARTICLE IX
ACCOUNTING AND RECORDS; CERTAIN TAX MATTERS

9.1                                 Books and Records. The General Partners shall keep at the Partnership’s principal office in the Channel Islands or at such other location as may be allowed by law separate books of account for the Partnership which shall show a true and accurate record of all costs and expenses incurred, all charges made, all credits made and received and all income derived in accordance with generally accepted accounting principles consistently applied.

Each Partner shall, at its sole expense, have the right, upon reasonable notice to the General Partners, to examine, copy and audit the Partnership’s books and records during normal business hours.

9.2                                 Reports. The General Partners, at the expense of the Partnership shall, if required by a majority in interest of the Limited Partners, cause to be prepared and distributed to the Limited Partners within 120 days after the expiration of each Fiscal Year, a balance sheet and profit and loss statement prepared by the Auditors.

9.3                                 Tax Returns. The General Partners shall cause the Auditors to prepare all income and other tax returns of the Partnership required to be filed not later than the date when such filings are required by applicable law in any appropriate country. Each of the Partners shall, in its respective income tax return and other statements filed with the Internal Revenue Service or other taxing authority as appropriate, report taxable income in accordance with the provisions of this Agreement.

9.4                                 Bank Accounts. The bank accounts of the Partnership shall be maintained in such banking institutions as the General Partners determine and withdrawals shall be made only in the regular course of Partnership business and as otherwise authorized in this Agreement on such signature or signatures as the General Partners may determine. The funds of the Partnership shall not be commingled with the funds of any other person.

ARTICLE X
DISSOLUTION AND TERMINATION

10.1                           Distribution Upon Liquidation of the Partnership. Any proceeds received and all assets and securities held by the Partnership in connection with the liquidation of the Partnership, or other distributions made on liquidation, shall be distributed (after giving effect to all charges and credits to Capital Accounts resulting from allocations and prior distributions) as follows and in the following order or priority:

(a)                                  first, to the payment of debts and liabilities of the Partnership to the extent required (including all expenses of the Partnership incident to any such liquidation of the Partnership, other than loans or other debts and liabilities of the Partnership to Partners or any Affiliates);

(b)                                 second, to the setting up of any reserves which the General Partners deem reasonably necessary for contingent, unmatured or unforeseen liabilities or obligations of the Partnership;

(c)                                  third, to the repayment of any unrepaid loans theretofore made by the Partners or any Affiliates to the Partnership for Partnership obligations, and to the payment of any other debts and liabilities of the Partnership to Partners or any Affiliates; and ,

(d)                                 fourth, the underlying assets of the Partnership will, after discharging the liabilities (if any) of the Partnership at that time, excluding the initial capital contribution made by each Limited Partner listed on Exhibit A, as amended from time to time, be distributed in specie to the Limited Partners pro rata to the Interests held by them respectively in the Partnership. Such distribution shall be, and be deemed to be, in full satisfaction of each Limited Partner’s right, if any, to claim repayment of all or any portion of his Capital Contribution listed on Exhibit A hereto, as amended from time to time.

ARTICLE XI
AMENDMENTS

11.1                           Amendments Adopted Solely by the General Partners. The General Partners may, without the consent of any Limited Partner, amend any provision of this Agreement and execute whatever documents may be required in connection therewith to reflect:

(a)                                  a change in the name of the Partnership or the location of the principal places of business of the Partnership;

(b)                                 the admission of a substituted Limited Partner in accordance with this Agreement;

(c)                                  a change which is necessary to qualify the Partnership under the laws of any jurisdiction or which is necessary and advisable in the opinion of the General Partners to assure that the Partnership will not be treated as an association taxable as a corporation and not as a partnership;

(d)                                 a change of address of any Partner; or

(e)                                  any other amendment which is administerial or similar to the foregoing.

11.2                           Amendments to be Adopted by General Partners and Partners. All amendments to this Agreement shall be in writing and, except as provided in Section 12.16, shall be approved by the General Partners and by a Majority in Interest of the Limited Partners, unless a greater vote or the specific approval of a Partner is required by this Agreement in which case such greater vote or specific consent shall be required

ARTICLE XII
MISCELLANEOUS

12.1                           Address and Notices.

(a)                                  Each party chooses the address set out in Exhibit A hereto (“domicilium”) for all the purposes arising from or pursuant to this Agreement.

(b)                                 Each of the parties shall be entitled from time to time, by written notice to the other, to vary its domicilium to any other address which is not a post office box or poste restante.

(c)                                  Any notice given and any payment made by any party to the other (“the addressee”) which:

(i)                       is delivered by hand during the normal business hours of the addressee at the addressee’s domicilium for the time being shall be presumed, until the contrary is proved by the addressee, to have been received by the addressee at the time of delivery;

(ii)                    is posted by prepaid registered airmail post to the addressee at the addressee’s domicilium for the time being shall be presumed, until the contrary is proved by the addressee, to have been received by the addressee on the seventh day after the date of posting.

12.2                           Successors and Assigns. Subject to the restrictions on transfer set forth herein, this Agreement shall bind and inure to the benefit of the parties hereto and their respective legal representatives, successors and assigns.

12.3                           No Oral Modifications; Amendments. No oral amendment of this Agreement shall be binding on the Partners or the Partnership. Any modification or amendment of this Agreement must be in writing signed by or on behalf of all of the Partners.

12.4                           Captions. Any article, section or paragraph titles or captions contained in this Agreement and the table of contents are for convenience of reference only and shall not be deemed a part of this Agreement.

12.5                           Terms. Common nouns and pronouns shall be deemed to refer to the masculine, feminine, neuter, singular and plural, as the identity of the Person may in the context require. Any references to the Code or other statutes or laws shall include all amendments, modifications or replacements of the specific sections and provisions concerned.

12.6                           Invalidity. If any provision of this Agreement shall be held invalid, it shall not affect in any respect whatsoever the validity of the remainder of this Agreement.

12.7                           Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same instrument, binding on the Partners, and the signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.

12.8                           Further Assurances. The parties hereto agree that they will cooperate with each other and will execute and deliver or cause to be delivered, all such other instruments, and will take all such other actions, as either party hereto may reasonably request from time to time in order to effectuate the provisions and purposes hereof.

12.9                           Complete Agreement. No party shall be bound by any representation, warranty, promise or the like not recorded herein.

12.10                     Attorneys’ Fees. If any proceeding is brought by one Partner against one or more of the other Partners to enforce, or for breach of, any of the provisions in this Agreement, the prevailing Partner(s) shall be entitled in such proceeding to recover reasonable attorneys’ fees together with the costs of such proceeding therein incurred.

12.11                     Disputes.

(a)                                  Any dispute of whatever nature pursuant to this Agreement or its termination shall, at the instance of any of the parties, be referred for determination to an expert.

(b)                                 The expert shall:

(i)                       if the matter in issue is an accounting matter only, be an independent auditor agreed upon among the parties to the dispute or, failing such agreement, nominated by the Chairman for the time being of the London Bar Council;

(ii)                    if the matter is a legal matter only, be a Queen’s Counsel, of at least ten years standing as such and practicing as such at the London Bar, agreed upon among the parties or, failing such agreement, nominated by the Chairman for the time being of the London Bar Council;

(iii)                 if the matter in dispute is any other matter, be an independent person agreed upon among the parties or, failing such agreement, nominated by the Chairman for the time being of the London Bar Council.

(c)                                  The expert appointed or nominated as aforesaid shall in all respects act as an expert and not as an arbitrator.

(d)                                 Any hearing by the expert shall be held in London.

(e)                                  The parties shall use their reasonable endeavors to procure that the decision of the expert shall be given within thirty days or so soon thereafter as possible after it has been demanded.

(f)                                    The expert’s decision shall be final and binding on all parties, shall be carried into effect and may be made an order of any competent Court at the instance of any of the parties.

(g)                                 This clause constitutes an irrevocable consent by the parties to any proceedings in terms hereof and none of the parties shall be entitled to withdraw therefrom or to claim in any such proceedings that it is not bound by this clause.

(h)                                 The provisions of this Section 12.11 shall not preclude any party from instituting any interdict, injunction or any similar proceedings in any court.

12.12                     Proper Law.  The validity of this Agreement, its interpretation, the respective rights and obligations of the parties and all other matters arising in any way out of or pursuant to this Agreement or its termination for any reason, shall be determined in accordance with the laws of the Cayman Islands. The parties hereby submit to the non-exclusive jurisdiction of the English Courts, but this Agreement may be enforced in any court of competent jurisdiction.

12.13                     No Third Party Beneficiary. Any agreement to pay any amount and any assumption of liability herein contained, express or implied, shall be only for the benefit of the Partners and their respective heirs, successors and assigns, and such agreements and assumption shall not inure to the benefit of the obligees of any indebtedness or any other Person, whomsoever, it being the intention of the Partners that no one shall be deemed to be a third party beneficiary of this Agreement.

12.14                     Exhibits. Each of the Exhibits attached hereto are hereby incorporated herein and made a part hereof for all purposes, and references herein thereto shall be deemed to include this reference and incorporation.

12.15                     References to this Agreement. Numbered or lettered articles, sections and subsections herein contained refer to articles, sections and subsections, respectively, of this

Agreement unless otherwise expressly stated. The words “herein,” “hereof,” “hereunder,” “hereby,” “this Agreement” and other similar references shall be construed to mean and include this Partnership Agreement and all amendments thereof and supplements thereto unless the context shall clearly indicate or require otherwise.

12.16                     Special Power of Attorney. Each Limited Partner hereby makes, constitutes and appoints any and all of the General Partners, with full power of substitution, his true and lawful attorney, for him and in his name, place and stead and for his use and benefit, to sign, swear to, acknowledge, file and record:

(a)                                  this Partnership Agreement and amendments thereto, and a Declaration relating to the Partnership and/or a Certificate of Limited Partnership and amendments thereto, under the laws of Cayman Islands or the laws of any other jurisdiction in which such a certificate is required to be filed or where the General Partners determine such a filing to be advisable;

(b)                                 any other instrument which may be required to be filed by the Partnership under the laws of any jurisdiction or any governmental agency or which the General Partners deem it advisable to file, from time to time; and

(c)                                  any documents which may be required from time to time to effect the continuation of the Partnership, the admission of a substitute or additional Limited Partner, or the dissolution and termination of the Partnership, provided such continuation, admission or dissolution and termination are in accordance with the terms of the Partnership Agreement.

The foregoing grant of authority:

(a)                                  is a special power of attorney coupled with an interest, is irrevocable and shall survive the death of Participant;

(b)                                 shall, survive the delivery of an assignment by a Limited Partner of the whole or any portion of his interest for the sole purpose of enabling the General Partners to execute, acknowledge, swear to and file any instrument necessary to effect such substitution; and

(c)                                  shall terminate on the dissolution and liquidation of the Partnership.

12.17                     Reliance on Authority of Person Signing Agreement.  If a Partner is a trust (with or without disclosed beneficiaries), general partnership, limited partnership, estate, corporation, or any entity other than a natural person, the Partnership and the Partners shall:

(a)                                  not be required to determine the authority of the person signing this Agreement to make any commitment or undertaking on behalf of such entity or to determine any fact or circumstance bearing upon the existence of the authority of such entity or to determine any fact or circumstance bearing upon the existence of the authority of such person;

(b)                                 not be required to see to the application or distribution of proceeds paid or credited to persons signing this Agreement on behalf of such entity;

(c)                                  be entitled to rely on the authority of the person signing this Agreement with respect to the voting of the Interest of such entity and with respect to the giving of consent on behalf of such entity in connection with any matter for which consent is permitted or required under this Agreement; and

(d)                                 be entitled to rely upon the authority of any general partner, joint partner, or successor trustee, or president or vice president, as the case may be, of any such entity the same as if such person were the person originally signing this Agreement on behalf of such entity.

12.18                     Consents and Approvals. Whenever the consent or approval of a Partner is required by this Agreement, such Partner shall have the right to give or withhold such consent or approval in its sole discretion, unless otherwise specified.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first written above.

GENERAL PARTNERS

/s/ Rodney Cyril Sacks
Rodney Cyril Sacks

/s/ Hilton Hiller Schlosberg
Hilton Hiller Schlosberg

LIMITED PARTNERS	MMC Investments Limited

	By:	/s/ Frank Walters
Name: Frank Walters
Title: Director

Brandon Securities Limited

	By:	/s/ Frank Walters
Name: Frank Walters
Title: Director

Serial Limited

	By:	/s/ Leonard Durham
Name: Leonard Durham
Title: Duly Authorized

Hazelwood Investments Limited

	By:	/s/ Leonard Durham
Name: Leonard Durham
Title: Duly Authorized

Sector Enterprises Inc.

	By:	/s/ Leonard Durham
Name: Leonard Durham
Title: Director